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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 15 to Registration Statement No. 33-45450 of Morgan Stanley Growth Fund (the "Fund"), on Form N-1A of our report dated May 17, 2004, appearing in the March 31, 2004 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional Information both of which are part of such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.




Deloitte & Touche LLP
New York, New York
May 27, 2004